ARTICLES OF TRANSFER

between

COHEN & STEERS DIVIDEND MAJORS FUND, INC.

and

COHEN & STEERS TOTAL RETURN REALTY FUND, INC.

Cohen & Steers Dividend Majors Fund, Inc., a Maryland corporation (herein sometimes called "Transferor"), and Cohen & Steers Total Return Realty Fund, Inc., a Maryland corporation (herein sometimes called "Transferee"), hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:	Transferor has agreed to sell and transfer all of its property and assets to Transferee.

SECOND:	The names of the corporations party to these Articles of Transfer are
Cohen & Steers Dividend Majors Fund, Inc. and Cohen & Steers Total Return Realty Fund, Inc. Both corporations are organized and existing under the laws of the State of Maryland.

THIRD:	The principal office of Transferor in Maryland is located in
Baltimore City, Maryland. The principal office of Transferee in Maryland is located in Baltimore City, Maryland. Transferor does not own any interest in land in the State of Maryland.

FOURTH:	The address and principal place of business of Transferee are 280
Park Avenue, New York, New York  10017.

FIFTH:	The nature and amount of the consideration to be paid, transferred or issued by Transferee for the property and assets of Transferor are as follows:

Transferee will:

(a)	assume all of the liabilities of Transferor;

(b)	subject to (c) below, issue to Transferor, for subsequent distribution to the stockholders of Transferor in actual or constructive exchange for the shares of common stock, par value $0.001 per share, of Transferor held by its stockholders, the number of shares of Transferee's common stock, par value $0.001 per share, having an aggregate net asset value equal to the value of the properties and assets of the Transferor attributable to common shares of the Transferor less the value of the liabilities attributable to such shares assumed by the Transferee, all determined and computed as of the Effective Time by State Street Bank and Trust Company ("Custodian").

(c)	No fractional shares of common stock of Transferee will be distributed to the stockholders of Transferor. In lieu thereof, Custodian will aggregate all fractional shares of Transferee common stock otherwise distributable to the stockholders of Transferor and sell the resulting full shares of Transferee common stock on the New York Stock Exchange at the then current market price for such shares for the account of each Transferor stockholder entitled to receive such fractional shares of Transferee common stock, and each such stockholder will receive his pro rata share of the proceeds of such sale without interest.

(d)	The foregoing terms, together with related terms and conditions, are further set forth in the Agreement and Plan of Reorganization, dated as of December 10, 2013, between Transferor and Transferee.

SIXTH:	(a)	The Board of Directors of Transferor at a meeting duly called and held on December 10, 2013, adopted resolutions declaring that the transaction set forth in these Articles of Transfer (the "Reorganization") is advisable and directing that the Reorganization be submitted for action thereon by the stockholders of Transferor at a special stockholders meeting. The Reorganization was approved by the stockholders of Transferor at a special meeting duly called for such purpose and convened on April 24, 2014 by at least the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Transferor. By such actions, the terms and conditions of the Reorganization were duly advised by the Board of Directors and authorized and approved by the stockholders of Transferor in the manner and by the vote required by the laws of Maryland and Transferor's Charter.

(b)	The Board of Directors of Transferee, at a meeting duly called and held on December 10, 2013, adopted resolutions approving the Reorganization and directing that the issuance of shares in the Reorganization be submitted for action by the stockholders of Transferee at a special stockholders meeting. The stockholders of Transferee approved the issuance of shares of the Transferee in connection with the Reorganization at a meeting duly called for such purpose and convened on April 24, 2014, by at least the vote required by the listing rules of the New York Stock Exchange. By such actions, the terms and conditions of the Reorganization were duly advised by the Board of Directors and authorized and approved by the stockholders of Transferee in the manner and by the vote required by the laws of Maryland, the Transferee's Charter, and the rules of the New York Stock Exchange.

SEVENTH:	These Articles of Transfer will become effective in accordance with the laws of the State of Maryland at 5:00 p.m., Eastern time, on June 13, 2014 (the "Effective Time").

EIGHTH:	These Articles of Transfer may be executed in counterparts.  All counterparts shall collectively constitute the Articles of Transfer.

IN WITNESS WHEREOF, Transferor and Transferee each caused these Articles to be signed in its respective corporate name and on its behalf by its President and attested by its Assistant Secretary as of the 9th day of June, 2014, and each officer signing or attesting this document below on behalf of Transferor and Transferee, respectively, acknowledges it to be the corporate act of Transferor and Transferee, respectively, and states that, to the best of his/her knowledge, information and belief, all matters and facts set forth herein with respect to the authorization and approval by Transferor and Transferee, respectively, of the transaction provided for in these Articles are true in all material respects and that this statement is made under the penalties for perjury.


ATTEST:						COHEN & STEERS TOTAL
							RETURN REALTY FUND, INC.


/s/ Tina M. Payne___					By: /s/ Adam M._Derechin (SEAL)
Tina M. Payne	   				      	      Adam Derechin
Assistant Secretary					      President



ATTEST:						COHEN & STEERS DIVIDEND
                                                         MAJORS FUND, INC.


/s/ Tina M. Payne___					By: /s/ Adam M._Derechin (SEAL)
Tine M. Payne					                  Adam Derechin
Assistant Secretary					      President


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Exhibit 77Q-1